UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2012 (March 15, 2012)

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33460	94-1690082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 CityWest Blvd.
Suite 800
Houston, Texas 77042

(Address of principal executive offices) (Zip Code)

(713) 850-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement.

On March 15, 2012, Geokinetics Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with Seismic Exchange, Inc. (“SEI”) pursuant to which the Company agreed to sell to SEI certain North American seismic data (the “Data”) in exchange for $10,000,000 in cash.  The Agreement provides that the Company will retain the right to receive 75% of the net revenues (as defined in the Agreement) generated and collected on the Data until the earlier of such time as the Company receives a total of $2,000,000 in net revenues or March 7, 2017.  If the Company receives $2,000,000 in net revenues prior to March 7, 2017, then the Company will thereafter retain the right to receive 50% of the net revenues generated until March 7, 2017.  The closing of the transactions contemplated by the Agreement, which is expected to occur in March 2012, is subject to the satisfaction of certain conditions to closing.

The Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties with specified rights and obligations and to allocate risk among them and are qualified by the related exhibits.  Accordingly, the Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties or their affiliates at the time it was entered into or otherwise.

The description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 3.02.                  Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Item 8.01.                  Other Events.

On March 16, 2012, the Company entered into a commitment letter (the “Commitment Letter”) with Avista Capital Partners L.P. and Avista Capital Partners (Offshore) L.P. (together, “Avista”) to obtain debt financing from Avista until January 1, 2013.  Pursuant to the terms of the Commitment Letter, at the election of the Company from time to time, Avista agreed to (i) purchase up to an additional $10 million in aggregate principal amount of Geokinetics Holdings USA, Inc.’s 9.75% senior secured notes (the “U.S. Notes”) and (ii) enter into foreign loan facilities (the “Foreign Notes” and, collectively with the U.S. Notes, the “Notes”) to be secured by the assets of certain of the Company’s non-U.S. subsidiaries that would be drawn down from time to time concurrently with the purchase by Avista of any U.S. Notes (the “Commitment”).  In the event that the Company elects to exercise its right to have Avista purchase any Notes, the Company will be obligated to deliver U.S. Notes with a principal amount equal to the amount of the purchase price and Foreign Notes in an aggregate principal amount equal to 80% of such purchase price, allocated among the Foreign Notes as directed by Avista.

The obligations of Avista under the Commitment Letter are subject to the execution and delivery of definitive documents and other closing conditions.  In consideration for its obligations under the Commitment Letter, the Company paid Avista a fee of $300,000 at the time the Commitment Letter was executed and is obligated to deliver either warrants to purchase 190,000 shares of the Company’s common stock or its cash equivalent value at the earlier of a purchase of any Notes or June 30, 2012 (unless the Commitment is terminated earlier than June 30, 2012 and prior to any such purchase).  The Company will also be obligated to deliver warrants to purchase an additional 190,000 shares of the Company’s common stock or its cash equivalent value at each of June 30, 2012, September 30, 2012 and December 31, 2012 if the Commitment or any Notes remain outstanding as of the applicable foregoing dates.  Certain of the financing transactions under the Commitment Letter are subject to a right of first refusal in favor of certain of the Company’s existing senior lenders, the exercise of which right would cause the Commitment Letter to terminate and require that the Company issue to Avista warrants to purchase 190,000 shares of common stock or its cash equivalent value.

In accordance with the terms of the Commitment Letter, warrants issued in connection with the transactions contemplated under the Commitment will have an exercise price of $0.01 per share of common stock and otherwise will be issued with terms substantially similar to the warrants the Company issued to Avista in 2010.  The warrants will be issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOKINETICS INC.

Date: March 21, 2012	By:	/s/ William L. Moll, Jr.
William L. Moll, Jr.
Vice President, General Counsel and Corporate Secretary